Exhibit 99.1

Bruker Announces Resignation of Chief Financial Officer and Appointment of Principal Accounting Officer

BILLERICA, Massachusetts — February 21, 2018 — Bruker Corporation (NASDAQ: BRKR) today announced that Mr. Anthony L. Mattacchione, Chief Financial Officer (CFO) and Senior Vice President of Bruker, has submitted his resignation, effective as of March 16, 2018, in order to pursue other interests.  Mr. Mattacchione has informed us that he has accepted a position as Chief Financial Officer of private-equity backed CDMO company Albany Molecular Research, Inc., commencing in April 2018.

Mr. Mattacchione’s resignation is not the result of any dispute or disagreement with the Company, or any matter relating to the Company’s accounting practices or financial statements.

Mr. Mattacchione is expected to continue in his role as Bruker’s Chief Financial Officer until his departure from the Company, and he will work during the next few weeks to ensure an orderly transition of his responsibilities.  Bruker intends to initiate a search for Mr. Mattacchione’s permanent successor.  Moreover, Bruker expects to appoint an interim Chief Financial Officer within weeks.

Bruker today also announced the appointment of Gerald N. Herman to serve as Bruker’s principal accounting officer (‘PAO’), effective immediately.  Mr. Herman joined Bruker in December 2016 as Vice President and Corporate Controller, and will continue to serve in that capacity following this PAO appointment.  Mr. Herman previously has served in senior executive positions with various publicly traded companies, including as Corporate Vice President - Clinical Operations of PAREXEL International from 2014 to February 2016, and as Corporate Vice President & Controller-Finance of PAREXEL from 2008 to 2013.  Prior to 2008, Mr. Herman was Vice President-Corporate Controller of Presstek, Inc. and also served in financial, consulting and accounting roles at various organizations, including as Senior Manager at Arthur Andersen LLP from 1979 to 1987.  Mr. Herman is a Certified Public Accountant and holds a MBA degree from the University of Chicago, and a Master of Science in Taxation from Bentley University.

Frank H. Laukien, Bruker’s President and CEO, commented: “I would like to thank Tony for doing an outstanding job as our Chief Financial Officer over the last 3 years, and for his service to Bruker since joining us in 2013.  We are grateful for Tony’s positive impact on Bruker, and wish him continued success.”

Dr. Laukien continued: “Bruker’s financial guidance for 2018 remains unchanged, and our commitment to continued, multi-year profitable growth is not affected.  Bruker has developed solid management processes, has an experienced executive leadership team, and our finance management team has great depth and expertise.”

Mr. Mattacchione said: “I am very proud of my accomplishments with Bruker over the last five years, including three years as its CFO. During this time, we completed Bruker’s operational transformation and generated meaningful shareholder value. I believe Bruker is well-positioned to continue to create value for years to come.”

About Bruker Corporation (NASDAQ: BRKR)

For more than 55 years, Bruker has enabled scientists to make breakthrough discoveries and develop new applications that improve the quality of human life. Bruker’s high-performance scientific instruments and high-value analytical and diagnostic solutions enable scientists to explore life and materials at molecular, cellular and microscopic levels. In close cooperation with our customers, Bruker is enabling innovation, improved productivity and customer success in life science molecular research, in applied and pharma applications, in microscopy and nanoanalysis, and in industrial applications, as well as in cell biology, preclinical imaging, clinical phenomics and proteomics research, microbiology and molecular pathology research. For more information, please visit: www.bruker.com .

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Contact:

Miroslava Minkova

Head of Investor Relations

Bruker Corporation

T: +1 (978) 663 — 3660, ext. 1479

E: miroslava.minkova@bruker.com